Exhibit 10.6
Expense Sharing Agreement
This Expense Sharing Agreement (this “Agreement”) is made as of October 29, 2010, between Western Liberty Bancorp, a Delaware corporation (the “Company”), and Service1st Bank of Nevada, a Nevada-chartered bank (the “Subsidiary”).
Whereas, the Company is the owner of 100 percent of the outstanding shares of stock of the Subsidiary; and
Whereas, it is the intent of the parties hereto to provide that payment of such operating expenses, fees, and costs for which it is solely liable will be paid directly by that respective party or be reimbursed on a quarterly basis to the other party.
Now, Therefore, in consideration of the mutual promises contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	The Company shall pay the expenses incurred by the Company in its operations, including, without limitation, (a) the legal, accounting, printing, and mailing expenses in connection with the Company’s communications with shareholders, and (b) all expenses incurred in connection with compliance with filing and reporting requirements applicable to the Company as an SEC-registered, exchange-traded bank holding company. The Subsidiary shall not be obligated to pay any expenses for which the Company is solely liable.

2.	In case of any liability for expenses that are shared by the parties hereto, including, without limitation, tax return preparation expenses, auditing, office facilities, data processing, accounting, loan review, compliance, and other operating expenses, the parties shall make a good faith allocation of such expenses. The Company shall reimburse the Subsidiary quarterly for any such expenses allocable to the Company that are paid by the Subsidiary. The Subsidiary shall reimburse the Company quarterly for any such expenses allocable to the Subsidiary that are paid by the Company.

3.	The Company shall reimburse the Subsidiary for the Company’s share of the salaries, benefits, and expenses of the Subsidiary officers and employees for services rendered by the officers and employees to the Company during the previous quarter.

4.	This agreement shall be binding upon and inure to the benefit of any successor, whether by statutory merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if the successor had been an original party to the agreement, and be governed by and construed in accordance with the laws of the State of Nevada.
[Signature page follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

WESTERN LIBERTY BANCORP
By:	/s/ George Rosenbaum
	Name:	George Rosenbaum
	Title:	Chief Financial Officer

SERVICE1ST BANK OF NEVADA
By:	/s/ Patricia A. Ochal
	Name:	Patricia A. Ochal
	Title:	Chief Financial Officer
[Western Liberty/Service1st Expense Sharing Agreement]